Exhibit 10.14

TELEPHONE AND DATA SYSTEMS, INC. (TDS)

2014 OFFICER BONUS PROGRAM

This bonus program covers all TDS officers other than the President and CEO of TDS and the Chairman Emeritus of TDS.  Payments under this program to the TDS Telecom President and CEO and the below listed executive officers require specific approval of the TDS Compensation Committee.  Bonuses for other officers covered by this program require the approval of the President and CEO of TDS.  This program does not apply to any officer of a TDS subsidiary other than the President and CEO of TDS Telecom.

➢  TDS EXECUTIVE OFFICER PARTICIPANTS:

•  SVP Technology, Services and Strategy

•  SVP Finance and Treasurer

•  SVP and Controller

•  SVP and CIO

•  SVP, Acquisitions and Corporate Development

•  VP Human Resources

The TDS Telecom President and CEO (Dave Wittwer) will have the same company and individual performance weightings as the TDS executive officers.  However, this officer’s company performance bonus opportunity will be based on TDS Telecom’s approved 2014 Bonus Plan, which will be aligned with the metrics in this program, but may contain additional performance measures.

➢  COMPANY PERFORMANCE COMPONENT:

•  Weighting:   60%

•  Performance Measures:  The following performance measures are primary indicators of progress against the TDS Portfolio goal to create increasing results to shareholders and other stakeholders.

✗  Consolidated Operating Revenue Growth:  Revenue growth is the primary driver to long-term growth in profitability and returns.  It is also an indicator of the success of past investments.

✓  Consolidated Operating Revenue Growth will be calculated as year-over-year growth in TDS Consolidated revenue excluding U.S. Cellular Equipment Revenue.  For 2014, year-over-year growth will be calculated using U.S. Cellular Core market results pro forma for 2013.

✗  Consolidated Adjusted Income Before Income Taxes (AIBIT): AIBIT is a direct measure of the cash generated from the operations of the TDS businesses in a given year and the overall profitability of the company.

✓  The calculation of AIBIT will align with the methodology used for external reporting purposes, which is currently defined as income before income taxes, depreciation, amortization and accretion, net gain or loss on sale of business and other exit costs, net gain or loss on sale of licenses and exchanges, gain or loss on investment and interest expense.

✗  Consolidated Simple Free Cash Flow (Simple FCF):  Simple  FCF, defined as AIBIT less capital expenditures, is an indicator of TDS’s success in delivering shareholder value.  As TDS’s major business units are capital intensive businesses, the simple FCF measure is an indicator of how efficiently the business is managing its capital expenditures and the level of cash the company has available to invest in future growth opportunities or create returns for shareholders.

✓  The calculation of AIBIT will follow the methodology described above.  The calculation of capital expenditures will focus on cash outflows and therefore exclude capitalized interest, which is a non-cash accounting adjustment.

Adjustments to Company Performance component calculations:

•  Acquisitions:

✗  Acquisitions that occur in the second half of the fiscal year will be excluded from bonus calculations (target and actual).

✗  Adjustment will be made for acquisitions that occur in the first half of the fiscal year, with performance judged against the valuation model and adjusted for any timing differences between expected and actual closing.  To the extent that the acquisition is not included in the targets, the targets will be adjusted at the time of the acquisition closing date to reflect the valuation model (as approved by the Board) and any known timing differences.

✗  Transaction costs related to the acquisition will be excluded from both the target and actual results.

•  Divestitures:

✗  Divestitures or discontinued operations that occur in the first half of the fiscal year will be excluded from the bonus calculations (target and actual).

✗  Divestitures or discontinued operations that occur in the second half of the fiscal year will be included in the bonus calculation.  If a divestiture or discontinued operation was not included in the targets, the targets will be adjusted at the time of the closing date to reflect the impact of the period of time that the divesture is not owned.  In addition, significant shifts in strategy will be taken into consideration when determining the appropriate treatment of divestitures in the bonus calculation.

✗  Transaction costs related to the divestiture will be excluded from both the target and actual results.

•  Other Adjustments:  Any adjustments to the target or actual bonus calculations will be presented to the Compensation Committee for review and approval.  Adjustment recommendations should be limited to material accounting adjust-ments or major business decisions that, without their adjustment, would cause the calculated bonus results to differ materially from unadjusted calculation and therefore not reflect the true performance delivered in the year.  Bonus expense will be included in the AIBIT and Simple FCF metrics.

•  Bonus Ranges:

The bonus ranges were set to reinforce the Company’s pay for performance culture.  The minimum performance level for a performance measure needs to be achieved before any bonus for that performance measure is earned.  The narrow ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.  See Appendix A for payout grids.

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Consolidated Operating Revenues Growth	1.0%	6.5%	11.9%
Consolidated AIBIT	$677M	$797M	$917M
Consolidated Simple FCF	-$156M	-$55M	$46M

•  Bonus Payouts As A Percent Of Target At Minimum And Maximum Performance Levels:

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Consolidated Operating Revenues Growth	50%	100%	200%
Consolidated AIBIT	50%	100%	200%
Consolidated Simple FCF	50%	100%	200%

Bonus payouts between the minimum and target and between target and maximum performance level for each performance measure will be computed by interpolation.

Any bonus for performance below the minimum percentage for a performance measure will be at the discretion of the Compensation Committee.

•  Weighting Of Performance Measures:

PERFORMANCE MEASURE	WEIGHTING
Consolidated Operating Revenues Growth	40%
Consolidated AIBIT	30%
Consolidated Simple FCF	30%
100%

➢  THE PERFORMANCE TARGETS:

They will be set by the Compensation Committee each year based on the plans and objectives of the business.

➢  INDIVIDUAL PERFORMANCE COMPONENT:

•  Weighting:   40%

•  Segment Weighting:

✗  Key Objectives:                             50%

✗  Overall Performance:                   50%

100%

•  Level of Performance and Percent Payout of Target:

PERFORMANCE	% PAYOUT OF TARGET
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	150% - 200%
Significantly exceeds target performance: Performance substantially exceeded that which was planned and expected.	120% - 150%
Somewhat exceeds/fully meets/almost fully meets target performance: Performance was close to that which was planned and expected.	80% - 120%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial bonus.	Up to 80%
Well below target performance: Given the conditions that prevailed, performance was not sufficient to merit any bonus.	0%

•  Key Objectives:

With regard to this bonus opportunity, the TDS President and CEO will, with input from the executive officer, assign the executive officer 2 to 5 or so major initia-tives to be carried out during the year, and decide how each will be weighted.  As appropriate, these objectives will include that executive officer’s expected individual contribution(s) toward executing the Company’s Portfolio Management Strategy.

With the approval of the TDS President and CEO, an executive officer’s objec-tives and weightings may be revised during the performance year if important new initiatives arise or circumstances with respect to an objective have materially changed.  Performance on each selected objective will be based on the TDS President and CEO’s assessment of the results the executive/the executive’s team achieved in meeting the assigned objectives.

•  Overall Performance:

Each officer’s overall performance for the year will be assessed by the TDS President and CEO based on his effectiveness/success with regard to:

✗  Carrying out his/her ongoing responsibilities and significant initiatives during the performance year (other than his/her above discussed key objectives).

✗  Recommending/making decisions; taking actions; and providing support, assistance and counsel to the business units, and to help achieve TDS Corporate Portfolio Strategy agreed upon metrics and milestones.

✗  Providing support, assistance and counsel to corporate senior leaders and management.

In making these assessments, the TDS President and CEO will take into consideration:

✗  His/her evaluation of the officer’s performance in the above areas.

✗  The annual written performance feedback he/she receives on the executive officer from his/her peers.

✗  The every-other-year written performance input he receives from the executive officer’s direct reports and other key associates.

✗  The executive officer’s report on his/her activities/accomplishments for the performance year.

✗  Such other creditable input as he/she may receive during the year about an officer’s performance.

➢  DETERMINATION OF BONUS AWARDS:

Once the Company performance bonus percentage is known, the TDS President and CEO will recommend to the Compensation Committee for each participating executive officer:

•  His/her company performance bonus.  This will be the amount calculated in accordance with the terms of this program (unless the TDS President and CEO feels that there is a compelling rationale to recommend an adjustment to this amount, which he would provide to the Committee).

•  His/her recommended individual performance bonus, and his/her total recommended bonus.

The Compensation Committee will review these proposed bonus awards and either approve them as submitted or revise some or all of them, as they deem appropriate.  Once the Committee and TDS President and CEO finalize the officers’ bonus awards, they may be paid.

Approved bonus awards shall be paid during the period commencing on the January 1st immediately following the performance year and ending on March 15th immediately following the performance year.  Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable, payment will be made as soon as administra-tively practicable after such March 15th, but in no event later than December 31st following the performance year.  Payment will be made in the form of a lump sum.

Notwithstanding any provision of this bonus program to the contrary, a participating officer does not have a legally binding right to a bonus unless and until the bonus amount, if any, is paid and no bonus shall be paid unless the officer remains employed through the actual bonus payout date unless otherwise approved at the discretion of the Compensation Committee or President and CEO of TDS, as applicable.

➢  REVISIONS TO THE OFFICER BONUS PROGRAM:

The TDS Officer Bonus Program may be revised or discontinued at any time and for any reason.  If and when either the Compensation Committee and/or management determines that the TDS Officer Bonus Program should be revised, the parties will discuss the proposed change(s) and the rationale for them, following which the Committee will determine what, if any, changes will be made.

➢  BONUS CLAWBACK:

Any bonus paid pursuant to this program is subject to recovery by TDS or any other action pursuant to any clawback or recoupment policy which TDS may adopt from time to time, including without limitation any such policy which TDS may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Appendix A: 2014 Payout Grids - Company Performance Component

Target Total Revenue	YoY Growth ($)	YoY Growth (%)	Results ($) as a % of Target	Total Bonus Points Earned	% of Bonus Points Earned
$4,438	$44	1.00%	95%	200	50%
$4,486	$92	2.10%	96%	240	60%
$4,534	$140	3.20%	97%	280	70%
$4,582	$188	4.30%	98%	320	80%
$4,630	$236	5.40%	99%	360	90%
$4,678	$284	6.50%	100%	400	100%
$4,726	$332	7.60%	101%	480	120%
$4,774	$380	8.60%	102%	560	140%
$4,822	$428	9.70%	103%	640	160%
$4,870	$476	10.80%	104%	720	180%
$4,918	$524	11.90%	105%	800	200%
>$4918	N/A	N/A	N/A	>800	200%

CONSOLIDATED AIBIT ($ in millions)
Target Total AIBIT	YoY Growth ($)	YoY Growth (%)	Bonus Results as a % of Target	Total Bonus Points Earned	% of Bonus Points Earned
$677	($162)	-19.3%	85%	150	50%
$701	($138)	-16.4%	88%	180	60%
$725	($114)	-13.6%	91%	210	70%
$749	($90)	-10.7%	94%	240	80%
$773	($66)	-7.9%	97%	270	90%
$797	($42)	-5.0%	100%	300	100%
$821	($18)	-2.1%	103%	360	120%
$845	$6	0.7%	106%	420	140%
$869	$30	3.6%	109%	480	160%
$893	$54	6.4%	112%	540	180%
$917	$78	9.3%	115%	600	200%
>$917	N/A	N/A	N/A	>600	200%

CONSOLIDATED FCF ($ in millions)
Target Total FCF	YoY Growth ($)	YoY Growth (%)	Bonus Results as a % of Target	Total Bonus Points Earned	% of Bonus Points Earned
($156)	($85)	-120%	284%	150	50%
$135	($64)	-92%	245%	180	60%
($115)	($44)	-63%	209%	210	70%
($95)	($24)	-35%	173%	240	80%
($75)	($4)	-6%	136%	270	90%
($55)	$16	22%	100%	300	100%
($35)	$36	51%	64%	360	120%
($15)	$56	79%	27%	420	140%
$6	$76	108%	-9%	480	160%
$26	$97	137%	-47%	540	180%
$46	$117	165%	-84%	600	200%
>$46	N/A	N/A	N/A	>600	200%

Appendix B: Financial Metrics Detail

2014 Bonus - Financial Metrics	2013 Actual	2014 Budget	2014 Bonus Targets	Variance - Bonus Targets vs. Budget
$ in Millions

TDS Consolidated Operating Revenue
U.S. Cellular CORE Service Revenue	$3,411	$3,641	$3,562	($79)
Wireline Segment	$720	$701	$701	$0
HMS Segment	$187	$303	$303	$0
Cable Segment	$36	$92	$92	$0
TDS Telecom Eliminations	$4	($1)	($1)	$0
TDS Parent and Eliminations	$35	$22	$22	$0
Total TDS Cons. Operating Revenue	$4,394	$4,756	$4,678	($78)
Growth		8%	6%	-2%
AIBT
U.S. Cellular	$585	$594	$529	($66)
TDS Telecom	$249	$272	$272	$0
Parent and Other	$5	($3)	($3)	$0
TDS Consolidated	$839	$863	$797	($66)
Capex
U.S. Cellular	($738)	($642)	($642)	$0
TDS Telecom	($165)	($202)	($202)	$0
Parent and Other	($7)	($8)	($8)	$0
TDS Consolidated	($910)	($851)	($851)	$0
Free Cash Flow
U.S. Cellular	($153)	($47)	($113)	($66)
TDS Telecom	$84	$70	$70	$0
Parent and Other	($2)	($11)	($11)	$0
TDS Consolidated	($71)	$11	($55)	($66)